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                                                                     EXHIBIT 2.3

               MASTER TRADEMARK OWNERSHIP AND LICENSE AGREEMENT


          This Master Trademark Ownership and License Agreement (the "Agreement") is effective as of ________, 2000 (the "Effective Date"), between Catalytica, Inc., a Delaware corporation ("Catalytica") and Catalytica Energy Systems, Inc., a Delaware corporation ("CESI").

          WHEREAS, Catalytica has entered into that certain Agreement and Plan of Merger, dated August 2, 2000, with Synotex Company, Inc. and Synotex Acquisition Corporation (the "Merger Agreement") which contemplates, among other things, the distribution by Catalytica to all its stockholders of the CESI capital stock held by it (the "Distribution") and the execution and delivery of certain other agreements in order to facilitate and provide for the foregoing;

          WHEREAS, Catalytica and CESI have entered into a Master Separation Agreement which provides for, among other things, confirmation of the transfer from Catalytica to CESI of certain assets and liabilities, the distribution of CESI stock held by Catalytica and the execution and delivery of certain other agreements in order to facilitate and provide for the foregoing; and

          WHEREAS, the parties desire that Catalytica assign and transfer to CESI the CESI Business Marks; and

          WHEREAS, the parties further desire that Catalytica license the Licensed Marks to CESI after the separation of the CESI business.

          NOW, THEREFORE, in consideration of the mutual promises of the parties, and of good and valuable consideration, it is agreed by and between the parties as follows:

                                   ARTICLE 1
                                  DEFINITIONS

          For the purpose of this Agreement, the following capitalized terms shall have the meaning specified herein:

     1.1 "Authorized Manufacturers" means any distributor, dealer, OEM customer, systems integrator or other agent that on or after the Separation Date is authorized to market, advertise, sell, service or otherwise offer CESI Business Products.

     1.2 "CESI Business" means the business and operations of CESI and its Subsidiaries as it presently exists and as it may develop in the future provided however that in no event shall CESI Business include the pharmaceutical business.

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     1.3  "CESI Business Marks" means the mutually agreed Marks set forth on
Exhibit A to this Agreement.
---------

     1.4  "CESI Business Products" means any and all products of the CESI
Business.

     1.5 "Collateral Materials" means all packaging, tags, labels, advertising, warranties and other materials of any and all types associated with the CESI Business Products that are marked with at least one of the Licensed Marks.

     1.6 "Corporate Identity Materials" means materials that are not products or product-related and that CESI may now or hereafter use to communicate its identity, including, by way of example and without limitation, business cards, letterhead, stationery, paper stock and other supplies, and signage on real property and buildings.

     1.7  "Distribution Date" means the date the Distribution is effective.

     1.8  "Licensed Marks" means the Marks set forth on Exhibit B to this
                                                        ---------
Agreement.

     1.9 "Mark" means any trademark, service mark, trade name, domain name, and the like, or other word, name, symbol or device, or any combination thereof, used or intended to be used by a person to identify and distinguish the products or services of that person from the products or services of others and to indicate the source of such goods or services, including without limitation all registrations and applications therefor throughout the world and all common law and other rights therein throughout the world.

     1.10 "Master Separation Agreement" means the Master Separation Agreement between the parties.

     1.11 "Quality Standards" means standards of quality applicable to the CESI Business Products, as in use immediately prior to the Separation Date, unless otherwise communicated in writing by Catalytica from time to time.

     1.12 "Separation Date" means 12:01 a.m., Pacific Time, on the date that Catalytica distributes all of the CESI stock to its stockholders.

     1.13 "Subsidiary" of any entity means a corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such entity or by any one or more of its Subsidiaries, or by such entity and one or more of its Subsidiaries; provided, however, that no entity that is not directly or indirectly wholly-owned by any other

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entity shall be a Subsidiary of such other entity unless such other entity controls, or has the right, power or ability to control, that entity. For purposes of this Agreement, CESI shall be deemed not to be a Subsidiary of Catalytica.

     1.14 "Third Party" means a person other than Catalytica and its Subsidiaries and CESI and its Subsidiaries.

     1.15 "Trademark Usage Guidelines" means the guidelines for proper usage of the Licensed Marks, as in use immediately prior to the Separation Date, as such guidelines may be revised and updated in writing by Catalytica and CESI from time to time.

                                   ARTICLE 2
                                   OWNERSHIP

     2.1 Ownership Of CESI Business Marks. The parties agree that CESI hereby retains ownership of all right, title and interest in and to the CESI Business Marks. Subject to Section 2.2 below, to the extent that any CESI Business Marks are registered in Catalytica's name anywhere in the world, or to the extent that Catalytica otherwise has any ownership rights in and to the CESI Business Marks or any goodwill therein, Catalytica hereby irrevocably grants, conveys and assigns (and agrees to cause its appropriate Subsidiaries to irrevocably grant, convey and assign) to CESI, by execution hereof (or, where appropriate or required, by execution of separate instruments of assignment), all its (and their) right, title and interest in and to the CESI Business Marks, including all goodwill of the CESI Business appurtenant thereto, to be held and enjoyed by CESI, its successors and assigns. Catalytica further irrevocably grants, conveys and assigns (and agrees to cause its appropriate Subsidiaries to irrevocably grant, convey and assign) to CESI all its (and their) right, title and interest in and to any and all causes of action and rights of recovery for past infringement of the CESI Business Marks. Catalytica will, without demanding any further consideration therefor, at the request and expense of CESI, do (and to cause its Subsidiaries to do) all lawful and just acts that may be or become necessary for evidencing, maintaining, recording and perfecting CESI's rights to such CESI Business Marks consistent with Catalytica's general business practice as of the Separation Date, including but not limited to execution and acknowledgement of (and causing its Subsidiaries to execute and acknowledge) assignments and other instruments in a form reasonably required by CESI or the relevant governmental or other authorities for each Mark.

     2.2 Prior Grants. Catalytica represents and warrants that no licenses or other rights have been granted by Catalytica or its Subsidiaries with respect to the CESI Business Marks prior to the Separation Date. Catalytica shall respond to reasonable inquiries from CESI regarding any such prior grants.

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                                   ARTICLE 3
                                   LICENSES

     3.1 License Grant. Catalytica grants (and agrees to cause its appropriate Subsidiaries to grant) to CESI a perpetual, royalty-free, irrevocable, exclusive, worldwide, fully-paid and non-transferable (except as set forth in Section 13.9) license to use the Licensed Marks on the CESI Business Products and in connection with the sale and offer for sale of CESI Business Products and to use the Licensed Marks in the advertisement and promotion of such CESI Business Products.

     3.2  License Restrictions.

          (a) CESI may not make any use whatsoever, in whole or in part, of the Licensed Marks, or any other Mark owned by Catalytica, in connection with CESI's corporate, doing business as, or fictitious name, or on Corporate Identity Materials without the prior written consent of Catalytica, except as expressly set forth in this Section 3.2(a) or Section 3.1 or in Section 3.4 below. Notwithstanding the foregoing, CESI may use any business cards, letterhead, stationery, paper stock and other supplies, and the like throughout their useful life in connection with the conduct of the CESI Business, to the extent that, as of the Separation Date, they are in use, in inventory or on order.

          (b) CESI may not use any Licensed Mark in direct association with another Mark such that the two Marks appear to be a single Mark or in any other composite manner with any Marks of CESI or any Third Party (other than the CESI Business Marks as permitted herein).

          (c) In all respects, CESI's usage of the Licensed Marks pursuant to the license granted hereunder shall be in a manner consistent with the high standards, reputation and prestige represented by the Licensed Marks, and any usage by CESI that is inconsistent with the foregoing shall be deemed to be outside the scope of the license granted hereunder. As a condition to the license granted hereunder, CESI shall at all times present, position and promote the CESI Business Products marked with one or more of the Licensed Marks in a manner consistent with the high standards and prestige represented by the Licensed Marks.

     3.3 Licensee Undertakings. As a condition to the licenses granted hereunder, CESI undertakes to Catalytica that:

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          (a)  CESI shall not use the Licensed Marks (or any other Mark of
               Catalytica) in any manner which is deceptive or misleading, which ridicules or is derogatory to the Licensed Marks, or which compromises or reflects unfavorably upon the goodwill, good name, reputation or image of Catalytica or the Licensed Marks.

          (b) CESI shall not use the Licensed Marks in connection with any products or services other than the CESI Business Products.

          (c) CESI shall not (i) misrepresent to any person the scope of its authority under this Agreement, (ii) incur or authorize any expenses or liabilities chargeable to Catalytica, or (iii) take any actions that would impose upon Catalytica any obligation or liability to a Third Party other than obligations under this Agreement, or other obligations which Catalytica expressly approves in writing for CESI to incur on its behalf.

          (d) All press releases and corporate advertising and promotions that embody the Licensed Marks and messages conveyed thereby shall be consistent with the high standards and prestige represented by the Licensed Marks.

     3.4 Non-Trademark Use. Each party may make appropriate and truthful references to the other party and the other party's products and technology.

     3.5 Reservation of Rights. Except as otherwise expressly provided in this Agreement, Catalytica shall retain all rights in and to the Licensed Marks, including without limitation:

          (a) All rights of ownership in and to the Licensed Marks within the pharmaceuticals industry;

          (b) The right to use (including the right of Catalytica's Subsidiaries to use) the Licensed Marks, either alone or in combination with other Marks, in connection with the marketing, offer or provision of any product or service within the pharmaceuticals industry, excluding any product or service which competes with CESI Business Products; and

          (c) The right to license Third Parties to use the Licensed Marks within the pharmaceuticals industry.

     3.6 Third Party Licenses. Catalytica agrees that it and its Subsidiaries will not license or transfer the Licensed Marks to Third Parties for use in connection with

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products or services which compete directly or indirectly with CESI Business
Products. Such restriction shall be binding on any successors and assigns of the Licensed Marks.

                                   ARTICLE 4
                             PERMITTED SUBLICENSES

     4.1 Sublicenses. Subject to the terms and conditions of this Agreement, including all applicable Quality Standards and Trademark Usage Guidelines and other restrictions in this Agreement, CESI may grant sublicenses to its Subsidiaries to use the Licensed Marks in accordance with the license grant in
Section 3.1 above; provided, that (i) CESI enters into a written sublicense agreement with each such Subsidiary sublicensee, and (ii) such agreement does not include the right to grant further sublicenses other than, in the case of a sublicensed Subsidiary of CESI, to another Subsidiary of CESI. CESI shall provide copies of such written sublicense agreements to Catalytica upon request. If CESI grants any sublicense rights pursuant to this Section 4.1 and any such sublicensed Subsidiary ceases to be a Subsidiary, then the sublicense granted to such Subsidiary pursuant to this Section 4.1 shall terminate 180 days from the date of such cessation.

     4.2 Authorized Manufacturers' Use of Marks. Subject to the terms and conditions of this Agreement, including all applicable Quality Standards and Trademark Usage Guidelines and other restrictions in this Agreement, CESI (and those Subsidiaries sublicensed to use the Licensed Marks pursuant to Section 4.1) may allow Authorized Manufacturers to, and may allow such Authorized Manufacturers to allow other Authorized Manufacturers to, use the Licensed Marks in the advertisement and promotion of products incorporating CESI Business Products.

     4.3 Enforcement of Agreements. CESI shall use reasonable efforts and take all reasonable measures at CESI's expense promptly and diligently to enforce the terms of any sublicense agreement or other agreement with any Subsidiary or Authorized Manufacturer, or of any existing agreement with any Authorized Manufacturer, and shall restrain any such Subsidiary or Authorized Manufacturer from violating such terms, including without limitation (i) monitoring the Subsidiaries' and Authorized Manufacturers' compliance with the relevant Trademark Usage Guidelines and Quality Standards and causing any noncomplying Subsidiary or Authorized Manufacturer promptly to remedy any failure, (ii) terminating such agreement and/or (iii) commencing legal action, in each case, using a standard of care consistent with Catalytica's practices as of the Separation Date. In the event that Catalytica determines that CESI has failed promptly and diligently to enforce the terms of any such agreement using such standard of care, Catalytica reserves the right to enforce such terms, and CESI shall reimburse Catalytica for its out-of-pocket costs and expenses.

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                                   ARTICLE 5
                          TRADEMARK USAGE GUIDELINES

     5.1 Trademark Usage Guidelines. CESI and its Subsidiaries and Authorized Manufacturers shall use the Licensed Marks only in a manner that is consistent with the Trademark Usage Guidelines.

     5.2 Trademark Reviews. At Catalytica's request, CESI agrees to furnish or make available for inspection to Catalytica samples of all CESI Business Products and Collateral Materials of CESI, its Subsidiaries and Authorized Manufacturers that are actively marketed and marked with one or more of the Licensed Marks (to the extent that CESI has the right to obtain such samples). If CESI is notified or determines that it or any of its Subsidiaries or Authorized Manufacturers is not in material compliance with any Trademark Usage Guidelines, it shall notify Catalytica and the provisions of Article 6 and
Section 4.3 shall apply to such noncompliance.

                                   ARTICLE 6
                     TRADEMARK USAGE GUIDELINE ENFORCEMENT

     6.1 Initial Cure Period. If Catalytica becomes aware that CESI or any Subsidiary or Authorized Manufacturer is not in material compliance with any Trademark Usage Guidelines, Catalytica shall notify CESI in writing, setting forth in reasonable detail a written description of the noncompliance and any requested action for curing such noncompliance. CESI shall then have sixty (60) days with regard to noncompliance by Authorized Manufacturers and thirty (30) days with regard to noncompliance by CESI or any Subsidiary after receipt of such notice ("Guideline Initial Cure Period") to correct such noncompliance or submit to Catalytica a written plan to correct such noncompliance which written plan is reasonably acceptable to Catalytica.

     6.2 Second Cure Period. If noncompliance with the Trademark Usage Guidelines continues beyond the Guideline Initial Cure Period, CESI and Catalytica shall each promptly appoint a representative to negotiate in good faith actions that may be necessary to correct such noncompliance. The parties shall have thirty (30) days following the expiration of the Guideline Initial Cure Period to agree on corrective actions, and CESI shall have thirty (30) days from the date of an agreement of corrective actions to implement such corrective actions and cure or cause the cure of such noncompliance ("Second Guideline Cure Period").

     6.3 Final Cure Period. If the noncompliance with the Trademark Usage Guidelines remains uncured after the expiration of the Second Guideline Cure Period, then at Catalytica's election, CESI, or the noncomplying Subsidiary or Authorized Manufacturer, whichever is applicable, promptly shall cease using the noncomplying Collateral Materials until Catalytica reasonably determines that CESI, or the noncomplying Subsidiary or Authorized Manufacturer, whichever is applicable, has

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demonstrated its ability and commitment to comply with the Trademark Usage
Guidelines. Nothing in this Article 6 shall be deemed to limit CESI's obligations under Section 4.3 above or to preclude Catalytica from exercising any rights or remedies under Section 4.3 above.

                                   ARTICLE 7
                               QUALITY STANDARDS

     7.1 General. CESI acknowledges that the CESI Business Products permitted by this Agreement to be marked with one or more of the Licensed Marks must continue to be of sufficiently high quality as to provide protection of the Licensed Marks and the goodwill they symbolize, and CESI further acknowledges that the maintenance of the high quality standards associated with such products is of the essence of this Agreement.

     7.2 Quality Standards. CESI and its Authorized Manufacturers and Subsidiaries shall use the Licensed Marks only on and in connection with CESI Business Products that meet or exceed in all respects the Quality Standards.

     7.3 Quality Control Reviews. At Catalytica's request, CESI agrees to furnish or make available to Catalytica for inspection sample CESI Business Products marked with one or more of the Licensed Marks.

                                   ARTICLE 8
                         QUALITY STANDARD ENFORCEMENT

     8.1 Initial Cure Period. If Catalytica becomes aware that CESI or any Subsidiary or Authorized Manufacturer sublicensee is not complying with any Quality Standards, Catalytica shall notify CESI in writing, setting forth in reasonable detail a written description of the noncompliance and any requested action for curing such noncompliance. CESI shall then have thirty (30) days after receipt of such notice ("Initial Cure Period") to correct such noncompliance or submit to Catalytica a written plan to correct such noncompliance which written plan is reasonably acceptable to Catalytica.

     8.2 Second Cure Period. If noncompliance with the Quality Standards continues beyond the Initial Cure Period, CESI and Catalytica shall each promptly appoint a representative to negotiate in good faith actions that may be necessary to correct such noncompliance. The parties shall have thirty (30) days following the expiration of the Initial Cure Period to agree on corrective actions, and CESI shall have thirty (30) days from the date of an agreement of corrective actions to implement such corrective actions and cure or cause the cure of such noncompliance ("Second Cure Period").

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     8.3  Final Cure Period.  If the noncompliance with the Quality Standards remains uncured after the expiration of the Second Cure Period, then at Catalytica's election, CESI, or the noncomplying Subsidiary or Authorized Manufacturer, whichever is applicable, promptly shall cease offering the noncomplying CESI Business Products under the Licensed Marks until Catalytica determines that CESI, or the noncomplying Subsidiary or Authorized Manufacturer, whichever is applicable, has demonstrated its ability and commitment to comply with the Quality Standards. Nothing in this Article 8 shall be deemed to limit CESI's obligations under Section 4.3 above or to preclude Catalytica from exercising any rights or remedies under Section 4.3 above.

                                   ARTICLE 9
                         PROTECTION OF LICENSED MARKS

     9.1 Ownership and Rights. To the extent not contrary to applicable law, CESI agrees not to challenge the ownership or validity of the Licensed Marks. CESI shall not disparage, dilute or adversely affect the validity of the Licensed Marks. CESI's use of the Licensed Marks shall inure exclusively to the benefit of Catalytica, and CESI shall not acquire or assert any rights therein except as granted pursuant to this Agreement. CESI recognizes the value of the goodwill associated with the Licensed Marks, and that the Licensed Marks may have acquired secondary meaning in the minds of the public.

     9.2 Protection of Marks. CESI shall assist Catalytica, at Catalytica's request and expense, in the procurement and maintenance of Catalytica's intellectual property rights in the Licensed Marks. CESI will not grant or attempt to grant a security interest in the Licensed Marks, or to record any such security interest in the United States Patent and Trademark Office or elsewhere, against any trademark application or registration belonging to Catalytica. CESI agrees to, and to cause its Subsidiaries to, execute all documents reasonably requested by Catalytica to effect further registration of, maintenance and renewal of the Licensed Marks, recordation of the license relationship between Catalytica and CESI, and recordation of CESI as a registered user. Catalytica makes no warranty or representation that trademark registrations have been or will be applied for, secured or maintained in the Licensed Marks throughout, or anywhere within, the world. CESI shall cause to appear on all CESI Business Products, and all Collateral Materials, such legends, markings and notices as may be required by applicable law or reasonably requested by Catalytica.

     9.3 Similar Marks. CESI agrees not to use or register in any country any Mark that infringes Catalytica's rights in the Licensed Marks, or any element thereof. If any application for registration is, or has been, filed in any country by CESI which relates to any Mark that infringes Catalytica's rights in the Licensed Marks, CESI shall immediately abandon any such application or registration or assign it to Catalytica. To the extent not contrary to applicable law, CESI shall not challenge Catalytica's ownership of or the validity of the Licensed Marks or any application for registration thereof throughout the world. CESI shall not use or register in any country any copyright, domain

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name, telephone number or any other intellectual property right, whether recognized currently or in the future, or other designation which would affect the ownership or rights of Catalytica in and to the Licensed Marks, or otherwise to take any action which would adversely affect any of such ownership rights, or assist anyone else in doing so. CESI shall cause its Subsidiaries and Authorized Manufacturers to comply with the provisions of this Section 9.3.

     9.4 Infringement Proceedings. In the event that CCSI's chief executive officer learns of any infringement or threatened infringement of the Licensed Marks, or any unfair competition, passing-off or dilution with respect to the Licensed Marks, CCSI shall notify Catalytica or its authorized representative giving particulars thereof, and CCSI shall provide necessary information and assistance to Catalytica or its authorized representatives at Catalytica's expense in the event that Catalytica decides that proceedings should be commenced. Notwithstanding the foregoing, CCSI is not obligated to monitor or police use of the Licensed Marks by Third Parties other than as specifically set forth in Section 4.3. Catalytica shall have exclusive control of any litigation, opposition, cancellation or related legal proceedings, relating to the use of the licensed trademarks by third parties. The decision whether to bring, maintain or settle any such proceedings shall be at the exclusive option and expense of Catalytica, and all recoveries shall belong exclusively to Catalytica. CCSI shall not and shall have no right to initiate any such litigation, opposition, cancellation or related legal proceedings in its own name, but, at Catalytica's request, agrees to be joined as a party in any action taken by Catalytica to enforce its rights in the Licensed Marks. Catalytica shall incur no liability to CCSI or any other person under any legal theory by reason of Catalytica's failure or refusal to prosecute or by Catalytica's refusal to permit CCSI to prosecute, any alleged infringement by Third Parties, nor by reason of any settlement to which Catalytica may agree.

                                  ARTICLE 10
                                  TERMINATION

     10.1. This Agreement may be terminated at any time prior to the Distribution Date by and in the sole discretion of Catalytica without the approval of CESI. This Agreement may be terminated at any time after the Distribution Date by mutual consent of Catalytica and CESI. In the event of termination pursuant to this Section 10.1, no party shall have any liability of any kind to the other party.

                                  ARTICLE 11
                              DISPUTE RESOLUTION

     11.1 Mediation. If a dispute, controversy or claim ("Dispute") arises between the parties relating to the interpretation or performance of this Agreement or the

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Ancillary Agreements, or the grounds for the termination hereof, appropriate senior executives (e. g. director or V.P. level) of each party who shall have the authority to resolve the matter shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies. The initial meeting between the appropriate senior executives shall be referred to herein as the "Dispute Resolution Commencement Date." Discussions and correspondence relating to trying to resolve such Dispute shall be treated as confidential information developed for the purpose of settlement and shall be exempt from discovery or production and shall not be admissible. If the senior executives are unable to resolve the Dispute within thirty (30) days from the Dispute Resolution Commencement Date, and either party wishes to pursue its rights relating to such Dispute, then the Dispute will be mediated by a mutually acceptable mediator appointed pursuant to the mediation rules of JAMS/Endispute within thirty (30) days after written notice by one party to the other demanding non-binding mediation. Neither party may unreasonably withhold consent to the selection of a mediator or the location of the mediation. Both parties will share the costs of the mediation equally, except that each party shall bear its own costs and expenses, including attorney's fees, witness fees, travel expenses, and preparation costs. The parties may also agree to replace mediation with some other form of non-binding or binding ADR.

     11.2 Arbitration. Any Dispute which the parties cannot resolve through mediation within ninety (90) days of the Dispute Resolution Commencement Date, unless otherwise mutually agreed, shall be submitted to final and binding arbitration under the then current Commercial Arbitration Rules of the American Arbitration Association ("AAA"), by three (3) arbitrators in Santa Clara County, California. Such arbitrators shall be selected by the mutual agreement of the parties or, failing such agreement, shall be selected according to the aforesaid AAA rules. The arbitrators will be instructed to prepare and deliver a written, reasoned opinion stating their decision within thirty (30) days of the completion of the arbitration. The prevailing party in such arbitration shall be entitled to expenses, including costs and reasonable attorneys' and other professional fees, incurred in connection with the arbitration (but excluding any costs and fees associated with prior negotiation or mediation). The decision of the arbitrator shall be final and non-appealable and may be enforced in any court of competent jurisdiction. The use of any ADR procedures will not be construed under the doctrine of laches, waiver or estoppel to adversely affect the rights of either party.

     11.3 Court Action. Any Dispute regarding the following is not required to be negotiated, mediated or arbitrated prior to seeking relief from a court of competent jurisdiction: breach of any obligation of confidentiality; infringement, misappropriation, or misuse of any intellectual property right; any other claim where interim relief from the court is sought to prevent serious and irreparable injury to one of the parties or to others. However, the parties to the Dispute shall make a good faith effort to negotiate and mediate such Dispute, according to the above procedures, while such court action is pending.

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     11.4  Continuity of Service and Performance. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement (as defined in the Master Separation Agreement) during the course of dispute resolution pursuant to the provisions of this Article 11 with respect to all matters not subject to such dispute, controversy or claim.

                                  ARTICLE 12
                            LIMITATION OF LIABILITY

           IN NO EVENT SHALL EITHER PARTY OR ITS SUBSIDIARIES BE LIABLE TO THE OTHER PARTY OR ITS SUBSIDIARIES FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS OR ANY OTHER DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

                                  ARTICLE 13
                           MISCELLANEOUS PROVISIONS

     13.1 Disclaimer. Each party acknowledges and agrees that all licensed marks and any other information or materials licensed or provided hereunder are licensed or provided on an " as is" basis and that neither party nor any of its subsidiaries make any representations or extends any warranties whatsoever, express, implied or statutory, with respect thereto including without limitation any implied warranties of title, enforceability or non- infringement. Without limiting the generality of the foregoing, neither Catalytica nor any of its Subsidiaries makes any warranty or representation as to the validity of any Mark licensed by it to CESI or any warranty or representation that any use of any Mark with respect to any product or service will be free from infringement of any rights of any Third Party.

     13.2 No Implied Licenses. Nothing contained in this Agreement shall be construed as conferring any rights by implication, estoppel or otherwise, under any intellectual property right, other than the rights expressly granted in this Agreement with respect to the Licensed Marks. Neither party is required hereunder to furnish or disclose to the other any information (including copies of registrations of the Marks), except as specifically provided herein.

     13.3 Infringement Suits. Except as set forth in Section 4.3, (i) neither party shall have any obligation hereunder to institute any action or suit against Third Parties for infringement of any of the Licensed Marks or to defend any action or suit brought by a Third Party which challenges or concerns the validity of any of the Licensed Marks and (ii) CESI shall not have any right to institute any action or suit against Third Parties for infringement of any of the Licensed Marks.

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     13.4  No Other Obligations. Neither party assumes any responsibilities or obligations whatsoever, other than the responsibilities and obligations expressly set forth in this agreement or a separate written agreement between the parties. Without limiting the generality of the foregoing, neither party, nor any of its Subsidiaries, is obligated to (i) file any application for registration of any Mark, or to secure any rights in any Marks, (ii) to maintain any Mark registration, or (iii) provide any assistance, except for the obligations expressly assumed in this Agreement.

     13.5 Entire Agreement. This Agreement, the Merger Agreement, the Master Separation Agreement and the other Ancillary Agreements (as defined in the Master Separation Agreement) and the Exhibits and Schedules referenced or attached hereto and thereto constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof. To the extent there is a conflict between this Agreement and the General Assignment and Assumption Agreement between the parties, the terms of this Agreement shall govern.

     13.6 Governing Law. This Agreement shall be construed in accordance with and all Disputes hereunder shall be governed by the laws of the State of California, excluding its conflict of law rules. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have jurisdiction and venue over all Disputes between the parties that are permitted to be brought in a court of law pursuant to Article 11 above.

     13.7 Descriptive Headings. The headings contained in this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     13.8 Notices. Notices, offers, requests or other communications required or permitted to be given by either party pursuant to the terms of this Agreement shall be given in writing to the respective parties to the following addresses:

           if to Catalytica: Catalytica, Inc.
                             430 Ferguson Drive
                             Mountain View, California
                             94043-5273
                             Attention: President
                             Fax: (650) __________

           if to CESI:       Catalytica Energy Systems, Inc.
                             430 Ferguson Drive
                             Mountain View, California 94043-5273
                             Attention: President
                             Fax: (650) __________
or to such other address as the party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All other notices may also be sent by fax, confirmed by first class mail. All notices shall be deemed to have been given and received on the earlier of actual delivery or three (3) days from the date of postmark.

     13.9 Nonassignability. Neither party may, directly or indirectly, in whole or in part, whether by operation of law or otherwise, assign or transfer this Agreement, without the other party's prior written consent, and any attempted assignment, transfer or delegation without such prior written consent shall be voidable at the sole option of such other party. Notwithstanding the foregoing, each party (or its permitted successive assignees or transferees hereunder) may assign or transfer this Agreement as a whole without consent to a person that succeeds to all or substantially all of the business or assets of such party as long as such person agrees to accept all the terms and conditions set forth herein. Without limiting the foregoing, this Agreement will be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

     13.10 Severability. If any term or other provision of this Agreement is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     13.11 Failure or Indulgence not Waiver; Remedies Cumulative. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     13.12 Amendment. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to such agreement.

     13.13 Counterparts. This Agreement, including the Ancillary Agreements and the Exhibits and Schedules hereto and thereto and the other documents referred to herein or therein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

     WHEREFORE, the parties have signed this Trademark Ownership and License Agreement effective as of the date first set forth above.

                                   CATALYTICA, INC.

                                   By:_____________________________

                                   Name:___________________________

                                   Title:__________________________

                                   CATALYTICA ENERGY SYSTEMS, INC.

                                   By:_____________________________

                                   Name:___________________________

                                   Title:__________________________

                                   Exhibit A
                                   ---------

Catalytica Energy Systems
Catalytica Advanced Technologies
Catalytica Energy Systems

[Confirm that the following are registered trademarks of CESI:

      Xonon
      Cool Combustion
      Catalyst Development Engine]

                                   Exhibit B
                                   ---------

Catalytica